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                     November 23, 2021

       Peter Seymour
       Chief Financial Officer
       Douglas Emmett, Inc.
       1299 Ocean Avenue
       Suite 1000
       Santa Monica, CA 90401

                                                        Re: Douglas Emmett,
Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 001-33106

       Dear Mr. Seymour:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction